Exhibit 10.4

TRANSITION AGREEMENT
This Transition Agreement (this “Agreement”) is entered into as of July 22, 2019, by and between Tim Hockey (the “Executive”) and TD Ameritrade Holding Corporation (the “Company”) (each of the Executive and the Company, a “Party” and, together, the “Parties”).
RECITALS
WHEREAS, the Executive is employed as the President and Chief Executive Officer of the Company pursuant to the terms of an Executive Employment Agreement dated as of November 9, 2015 (the “Employment Agreement”);
WHEREAS, the Executive shall continue to serve as President and Chief Executive Officer of the Company until a new Chief Executive Officer commences employment with the Company or such other date as provided herein; and
WHEREAS, the Parties desire to set forth their respective rights and obligations with respect to the Executive’s separation of employment and the consulting arrangement being entered into in connection therewith.
NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for the monetary and other consideration set forth below, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
I.Continued Service. The Executive shall remain employed by the Company until the earlier of (i) February 29, 2020, or (ii) the date the Executive’s employment is terminated by the Company for Cause (as defined in the Employment Agreement) or the Executive’s employment terminates due to his resignation other than for Good Reason (as defined in the Employment Agreement), death or Disability (as defined in the Employment Agreement) (the date of such termination, the “Termination Date”). The period from July 22, 2019 through the Termination Date is referred to herein as the “Transition Period”.
During the Transition Period until a new Chief Executive Officer commences employment with the Company, the Executive shall continue to serve as the President and Chief Executive Officer of the Company, and a member of the board of directors of the Company. For any remaining portion of the Transition Period the Executive shall serve as a senior advisor to the Company and provide reasonable transition services to the new Chief Executive Officer at such times as reasonably requested by the new Chief Executive Officer. Effective as of the date a new Chief Executive Officer commences employment with the Company, the Executive hereby resigns as a member of the board of directors of the Company and from all other positions with the Company and its affiliates other than as a senior advisor pursuant hereto, and the Executive agrees to take all actions reasonably requested by the Company to effect such resignations. The Executive acknowledges and agrees that none of the actions taken pursuant to this Agreement (including, for the avoidance of doubt, the Executive transitioning to the senior advisor position) constitute “Good Reason” for the Executive to resign pursuant to the Employment Agreement or otherwise.

II.Compensation During Transition Period. The Executive shall be compensated by the Company as follows during the Transition Period, provided that the Transition Period does not terminate due to the Company’s termination of the Executive for Cause or the Executive’s resignation other than for Good Reason or termination due to his death or Disability:
A.    Through the end of the fiscal year ending September 30, 2019 (“FY 2019”), the Company shall continue to pay the Executive his base salary (rate of $1,000,000 per year). In addition, for FY 2019, the Executive (i) shall be paid an annual cash bonus in the ordinary course, with the payment determined based on actual performance relative to the performance goals (provided that the individual/subjective performance goal shall be treated as satisfied in full) and such amount to be paid to the Executive at the same time such annual bonuses are paid to active executives for such fiscal year (and in no event later than March 15, 2020), and (ii) shall receive a grant of performance share units, with the amount of the grant determined based on actual performance relative to the performance goals (provided that the individual/subjective performance goal shall be treated as satisfied in full for all purposes), with such grant made at the same time grants are made to other executive officers in November 2019 and subject to the same terms and conditions as such grants; provided further that for the avoidance of doubt, the terms and conditions of any post-employment covenants relating to such grant shall be consistent with Section IV below.
B.    From the period from October 1, 2019 through the end of the Transition Period, the Company shall continue to pay the Executive his base salary (rate of $1,000,000 per year). In addition, the Company shall pay the Executive a cash lump sum transition payment of $3,540,000, with such amount to be paid to the Executive in calendar year 2020 within five (5) business days following the effectiveness of the Release of Claims specified in Section III below.
In addition, through the Termination Date, the Executive shall continue to be eligible to participate in the Company’s employee benefit plans pursuant to applicable plan terms. Except to the extent specifically modified hereby, the Executive’s rights and obligations under the Employment Agreement shall remain in full force and effect.
The Company shall reimburse Executive for all employment-related tax advice provided by KPMG for Canada and the United States for preparing Executive’s tax returns for tax years 2019 and 2020. The Company shall also reimburse the Executive for legal fees incurred by the Executive relating to separation and/or transition issues, subject to a cap of $75,000, with all such reimbursements to be paid following the Executive providing appropriate supporting documentation and no later than March 15, 2020. For the avoidance of doubt, such tax and legal services shall be treated as nontaxable reimbursements to the extent provided by applicable law (and, for the avoidance of doubt, Executive shall be responsible for the taxes thereon to the extent such benefits are taxable). With respect to any reimbursement of expenses as specified under this Agreement, such reimbursement shall be subject to the following conditions: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year; (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
III.Severance Obligations of the Company. In connection with the end of the Transition Period (provided that the Transition Period does not terminate due to the Company’s termination of the Executive for Cause or the Executive’s resignation other than for Good Reason or termination due to his death or Disability, in which cases his termination-related rights shall be as specified in the Employment Agreement), the Executive shall be entitled to the severance payments and benefits specified in section 9 of the Employment Agreement, except that the payment specified in section 9(ii) thereof shall not be paid (i.e., because it is included in the transition payment specified in Section II). Such payments and benefits are subject to the Executive’s execution (and nonrevocation) of the Release of Claims attached hereto as Exhibit A (the “Release”) on or within 21 days following the Termination Date.
Such payments and benefits are subject to the Executive’s continued compliance with his obligations under Section IV below and, for the avoidance of doubt, the existing forfeiture provision of the Executive’s retained non-qualified pension plan benefits with TD Bank Group will apply as to such benefits if the Executive is not compliant with the non-competition provisions specified therein (and, for the avoidance of doubt, the other provisions of the applicable plan shall continue in effect and are not modified hereby).
The Executive shall have no obligation to mitigate, and none of such severance or other payments and benefits shall be reduced, if the Executive obtains other employment.
In addition, to the extent not previously paid, the Executive shall be entitled to the payments and benefits specified in the first sentence of paragraph 8 of the Employment Agreement, whether or not the Executive enters into this Agreement.
To the extent that the payments and benefits specified in this Section III are not due and payable, the Executive’s entitlements in connection with his termination of employment shall be as specified in the Employment Agreement, the applicable employee benefit plans of the Company, and the Executive’s equity award grant agreements.
IV.    Covenants. The Executive agrees that for the period ending July 22, 2021 (and not, as provided in the Employment Agreement, for two (2) years following his date of termination), he will not, directly or indirectly, whether as an associate, agent, employee, broker, consultant, independent contractor, owner, partner or otherwise, (i) solicit for himself or others, or advise or recommend to any other person that that person solicit, divert, accept, or conduct securities sales transactions from or on behalf of any customer of the Company or its direct or indirect subsidiaries (the “Company Group”), for the purpose of obtaining the business of that customer, in competition with the Company Group; or (ii) employ, solicit for employment, or advise or recommend to any other person that that person solicit for employment or employ in competition with the Company Group, any person employed by the Company Group. For purposes of this paragraph “in competition with the Company” means working for himself, another entity, or a customer of the Company Group, whether as an associate, agent, employee, broker, consultant, independent contractor, owner, partner or otherwise, performing security sales transactions or other services that the Company Group provides on the date time of termination of his employment and that he performed for the Company Group.
The Executive further agrees that, for a period of two (2) years following the date his employment terminates, he will not (without the Board’s express consent) engage or participate in any business within the United States (as an owner, partner, stockholder, holder of any other equity interest, or financially as an investor or lender, or in any capacity calling for the rendition of personal services or acts of management, operation or control) which is engaged in any activities and for any business competitive with any of the primary businesses conducted by the Company Group. The term “primary businesses” is defined as an on-line brokerage business, including active trader and long term investor client segments, and RIA custodial business, and also includes any such other business formally proposed to be conducted by the Company Group during the 12-month period prior to the date his employment terminates (collectively a “Competitive Business”); provided that this restriction will not restrict the Executive from (i) being employed by The Toronto-Dominion Bank and any successor corporation in any capacity or (ii) consulting with a business, firm, corporation, partnership or other entity that owns or operates an on-line brokerage, provided that (A) the on-line brokerage business is de minimis as compared to its core business in terms of revenue and/or resources, and (B) the Executive’s involvement with the business, firm, corporation, partnership or other entity excludes, directly or indirectly, the on-line brokerage business during the two (2) year non-competition period. Notwithstanding the foregoing, the Executive may own securities of a Competitive Business so long as the securities of such corporation or other entity are listed on a national securities exchange and the securities owned directly or indirectly by the Executive do not represent more than 2% of the outstanding securities of such corporation or other entity.
In addition, (i) the Executive agrees that he shall not disparage the Company (or any affiliate) or any director or officer of the Company (or any affiliate) in any way that could adversely affect the goodwill, reputation or business relationships of the Company or the affiliate or the director or officer with the public generally, or with any of the Company’s or any of its affiliates’ customers, vendors or employees, and (ii) the Company agrees that its directors shall not disparage the Executive in any way that could adversely affect the Executive or his reputation or business relationships; provided that nothing in this paragraph restricts the Executive or any other party referred to herein from disclosing truthful information if legally required (whether by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) or in connection with any governmental investigation.
Executive and the Company shall mutually agree to the content and timing of press releases and public statements relating to Executive’s separation from the Company and related transition.
V.    Miscellaneous. The Executive acknowledges and agrees that:
1.     The payment and/or benefits the Executive is receiving under this Agreement constitute consideration over and above any payments and/or benefits that the Executive might be entitled to receive without executing this Agreement.

2.     The Company advised the Executive to consult with an attorney prior to executing this Agreement.
3.     The Executive warrants and represents that (a) his decision to accept this Agreement was (i) entirely voluntary on his part; (ii) not made in reliance on any inducement, promise or representation, whether express or implied, other than the inducements, representations and promises expressly set forth in the Employment Agreement or in this Agreement; and (iii) did not result from any threats or other coercive activities to induce acceptance of this Agreement and (b) he fully understands and appreciates the consequence of his signing this Agreement.
Upon its effectiveness, this Agreement and the plans and agreements specifically referenced herein contain the entire agreement and understanding of the Parties relating to the subject matter hereof and supersede and replace all prior and contemporaneous agreements, representations and understandings (whether oral or written) of the Parties regarding the subject matter hereof. Once executed by the Executive, this Agreement may be modified only in a document signed by the Executive and the Company and referring specifically hereto. If any such portion (other than the general release provisions) cannot be modified to be enforceable, such portion shall become null and void leaving the remainder of this Agreement in full force and effect.
This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of the Executive upon the Executive’s death and (b) any successor of the Company. None of the rights of the Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement. The Company’s and the Executive’s responsibilities under the paragraphs of the Employment Agreement entitled “Indemnification”, “Arbitration” and “Confidential Information”, as well as sections A and C of Appendix A thereof, will survive the termination of the Employment Agreement and are incorporated into this Agreement mutatis mutandis. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.
All payments hereunder are subject to all applicable tax withholdings. This Agreement is intended to comply with, or otherwise be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended and any regulations and Treasury guidance promulgated thereunder.
This Agreement will be governed by the laws of the State of New York without regard to its conflict of laws provisions.
[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on this 22nd day of July, 2019.

EXECUTIVE:
/s/TIM HOCKEY
Tim Hockey

TD AMERITRADE HOLDING CORPORATION:
/s/JOSEPH H. MOGLIA
By: Joseph H. Moglia
Title: Chairman

EXHIBIT A
RELEASE OF CLAIMS
This Release of Claims (this “Release”) is entered into as of ________________, by Tim Hockey (the “Executive”) and TD Ameritrade Holding Corporation (the “Company”).
I.    Consideration. Subject to the Executive’s execution and nonrevocation of this Release, Executive shall receive the lump sum cash payment specified in Section II and the payments and benefits specified in Section III of the Transition Agreement (the “Transition Agreement”) dated as of July 22, 2019 between the Executive and the Company (collectively, the “Severance Benefits”).
II.    Executive Release of Claims and Covenant Not to Sue. Except as otherwise provided herein, in consideration of the Severance Benefits, the Executive, on behalf of himself, and on behalf of his heirs, successors and assigns, hereby knowingly and voluntarily releases and discharges, to the fullest extent permitted by law, the Company and all of their respective past and present subsidiaries, affiliates, predecessors, successors and assigns (“Company Entities”) and, with respect to each and all of the Company Entities, all of their respective directors, officers, employees, agents, each individually and in their representative capacities (“Company Entity Officials”) (Company Entities and Company Entity Officials collectively referred to herein as “Released Parties”) from any and all claims, demands, agreements, obligations, expenses, actions, judgments and liabilities of any kind whatsoever, in law, equity or otherwise, whether known or unknown, suspected or claimed, specifically mentioned herein or not, which the Executive had, has or may have against any of the Released Parties by reason of any actual or alleged act, event, occurrence, omission, practice or other matter whatsoever from the beginning of time up to and including the date that the Executive signs this Release (the “Claims”), including but not limited to Claims arising out of or in any way relating to: (i) the Executive’s employment with any and all of the Company Entities, including the termination of that employment on the Termination Date; (ii) any common law, public policy, company policy, contract (whether oral or written, express or implied) or tort law having any bearing whatsoever on the terms and conditions of the Executive’s employment; and/or (iii) any federal, state or local law, ordinance or regulation including, but not limited to, the following (each as amended, if applicable): Age Discrimination in Employment Act (including Older Workers Benefit Protection Act); Americans with Disabilities Act; Civil Rights Act of 1866; Civil Rights Act of 1991; Equal Pay Act; Family and Medical Leave Act of 1993; National Labor Relations Act; Title VII of the Civil Rights Act of 1964; Worker Adjustment and Retraining Notification Act; and any other state, federal or local law, ordinance or regulation regarding discrimination or harassment or the terms or conditions of employment.
The Executive agrees that he has entered into this Release as a compromise and in full and final settlement of all Claims, if any, that he has or may have against any and all of the Released Parties up to and including the date that the Executive signs this Release (except as otherwise expressly set forth below). The Executive also agrees that, although the Executive may hereafter discover Claims presently unknown or unsuspected, or new or additional facts from those which the Executive now knows or believes to be true, the Executive intends to provide a complete waiver of all Claims based on any facts and circumstances, whether known or unknown, up to and including the date that the Executive signs this Release (except as otherwise expressly set forth below).
However, notwithstanding the foregoing, the Executive is not releasing, and for the avoidance of doubt Claims do not include, his rights, if any, (i) to payment of compensation as set forth in the Transition Agreement, including but not limited to the Severance Benefits, (ii) under any employee pension or welfare plan or program in which he participates, and (iii) to be indemnified pursuant to paragraph 14 of the Employment Agreement (as defined in the Transition Agreement) or pursuant to other agreements to which the Executive may be entitled to indemnification, or under any director’s and officer’s liability insurance carried by the Company or applicable affiliates. Furthermore, the Executive is not releasing any rights or claims that may arise after the date on which he signs this Release or that cannot be released by a private settlement agreement (such as statutory claims for worker’s compensation/disability insurance benefits and unemployment compensation).
The Executive represents that he has not assigned or transferred his rights with respect to any Claims covered by this Release and that he has not filed, directly or indirectly any legal proceeding against the Released Parties regarding any such Claims. If he commences (or commenced) or participates in any action or proceeding (including as a member of a class of persons) regarding Claims covered by this Release, the Executive acknowledges and agrees that this Release shall be a complete defense in such action or proceeding and, to the maximum extent permitted by law, the Executive and his heirs, successors and assigns will have no right to obtain or receive, and will not seek or accept, any damages, settlement or relief of any kind (including attorneys’ fees and costs) as a result of such action or proceeding.
III.    Company Release of Claims and Covenant Not to Sue. Except as otherwise provided herein, the Company Entities, on behalf of themselves and their successors and assigns, hereby knowingly and voluntarily release and discharge, to the fullest extent permitted by law, the Executive and his heirs, successors and assigns (the “Executive Parties”), from any and all claims, demands, agreements, obligations, expenses, actions, judgments and liabilities of any kind whatsoever, in law, equity or otherwise, whether known or unknown, suspected or claimed, specifically mentioned herein or not, which the Company Entities had, has or may have against any of the Executive Parties by reason of any actual or alleged act, event, occurrence, omission, practice or other matter whatsoever from the beginning of time up to and including the date that the Company signs this Release (the “Company Claims”).
The Company agrees that it has entered into this Release as a compromise and in full and final settlement of all Company Claims, if any, that a Company Entity has or may have against any and all of the Executive Parties up to and including the date that the Company signs this Release (except as otherwise expressly set forth below). The Company also agrees that, although the Company Parties may hereafter discover Executive Claims presently unknown or unsuspected, or new or additional facts from those which the Company Entities now know or believe to be true, the Company Entities intend to provide a complete waiver of all Executive Claims based on any facts and circumstances, whether known or unknown, up to and including the date that the Company signs this Release (except as otherwise expressly set forth below).

However, notwithstanding the foregoing, the Company Entities are not releasing, and for the avoidance of doubt Executive Claims do not include, if any, claims against the Executive Parties relating to fraud, theft, embezzlement, self-dealing or similar acts of malfeasance by the Executive.
The Company represents that the Company Entities have not assigned or transferred their rights with respect to any Executive Claims covered by this Release and that they have not filed, directly or indirectly any legal proceeding against the Executive Parties regarding any such Executive Claims. If any such entity commences (or commenced) or participates in any action or proceeding (including as a member of a class of persons) regarding Executive Claims covered by this Release, the Company acknowledges and agrees that this Release shall be a complete defense in such action or proceeding and, to the maximum extent permitted by law, the Company Entities will have no right to obtain or receive, and will not seek or accept, any damages, settlement or relief of any kind (including attorneys’ fees and costs) as a result of such action or proceeding.
IV.    Executive Covenants. For the avoidance of doubt, the covenants contained in Section IV of the Transition Agreement, and the covenants in the Employment Agreement that survive the Executive’s termination of employment (as modified by the Transition Agreement) shall continue in effect in accordance with their terms.
V.    Miscellaneous. The Executive acknowledges and agrees that:
1.     The Severance Benefits constitute consideration over and above any payments and/or benefits that the Executive might be entitled to receive without executing this Release.
2.     The Company advised the Executive to consult with an attorney prior to executing this Release.
3.     The Executive acknowledges that pursuant to the Age Discrimination in Employment Act, he has been provided more than twenty-one (21) days to consider all of the terms of this Release to decide whether to sign this Release.
4.     The Company has advised the Executive of his statutory right to revoke his acceptance of the terms of this Release at any time within seven (7) days of his signing of this Release. For the avoidance of doubt, if the Executive revokes this Release, he shall not be entitled to receive the Severance Benefits
5.     The Executive warrants and represents that (a) his decision to accept this Release was (i) entirely voluntary on his part; (ii) not made in reliance on any inducement, promise or representation, whether express or implied, other than the inducements, representations and promises expressly set forth in the Employment Agreement or in the Transition Agreement or this Release; and (iii) did not result from any threats or other coercive activities to induce acceptance of this Release and (b) he fully understands and appreciates the consequence of his signing this Release.
In the event the Executive decides to exercise his right to revoke within seven (7) days of his acceptance of this Release, the Executive warrants and represents that he will do the following: (1) notify the Company in writing of his intent to revoke his agreement, and (2) simultaneously return in full the Severance Benefits, if any, received from the Company Entities pursuant to the Transition Agreement and which consideration was expressly subject to his signing this Release.
Upon its effectiveness, this Release and the plans and agreements specifically referenced herein contain the entire agreement and understanding of the Parties relating to the subject matter hereof and supersede and replace all prior and contemporaneous agreements, representations and understandings (whether oral or written) regarding the subject matter hereof. Once executed by the Executive and the Company, this Release may be modified only in a document signed by the Executive and the Company and referring specifically hereto. If any portion of this Release is held to be unenforceable by any court of competent jurisdiction, the Parties intend that such portion be modified to make it enforceable to the maximum extent permitted by law. If any such portion (other than the general release provisions) cannot be modified to be enforceable, such portion shall become null and void leaving the remainder of this Release in full force and effect.
This Release will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of the Executive upon the Executive’s death and (b) any successor of the Company. None of the rights of the Executive to receive any form of compensation payable pursuant to this Release may be assigned or transferred except by will or the laws of descent and distribution. The waiver of a breach of any term or provision of this Release (including the provisions of the Transition Agreement referenced herein), which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Release. The Company’s and the Executive’s responsibilities under the paragraphs of the Employment Agreement entitled “Indemnification”, “Arbitration” and “Confidential Information”, as well as sections A and C of Appendix A thereof, will survive the termination of the Employment Agreement and are incorporated into this Release mutatis mutandis.
Before accepting any monetary payments from the Company hereunder, the Executive shall return to the Released Parties all files, memoranda, documents, records, electronic records, software, copies of the foregoing, credit cards, keys, and any other Released Party property in his possession.
All payments hereunder are subject to all applicable tax withholdings.
This Release will be governed by the laws of the State of New York without regard to its conflict of laws provisions.
[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on this ___ day of __________, ____.

EXECUTIVE:
_______________________________
Tim Hockey

TD AMERITRADE HOLDING CORPORATION:
_______________________________
By:
Title: